Exhibit 99.3

BeiGene Presents Initial Phase 1 Data on BTK Inhibitor BGB-3111 Combined with Obinutuzumab at the 14th International Conference on Malignant Lymphoma and Announces Additional Planned Global Registrational Trials for BGB-3111

CAMBRIDGE, Mass., and BEIJING, China, June 16, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented initial clinical data from an ongoing Phase 1 trial of the Bruton’s Tyrosine Kinase (BTK) inhibitor BGB-3111 combined with the anti-CD20 antibody obinutuzumab in patients with chronic lymphocytic leukemia (CLL) / small lymphocytic lymphoma (SLL) and follicular lymphoma (FL) at the 14th International Conference on Malignant Lymphoma (14-ICML) in Lugano, Switzerland. The initial Phase 1 data demonstrate that the combination is well tolerated with an overall response rate (ORR) of 89% including complete responses (CRs) in 22% of treatment naïve (TN) CLL/SLL patients, an ORR of 92% with CRs in 16% of relapsed/refractory (R/R) CLL/SLL patients, and an ORR of 73% with CRs in 33% of R/R FL patients.

“This clinical trial is supported by preclinical work suggesting that BGB-3111 may combine well with antibodies that rely on antibody-dependent cell-mediated cytotoxicity, such as obinutuzumab, because of less off-target inhibition of interleukin-2-inducible T-cell kinase. The preliminary clinical results to date suggest that the combination is well tolerated and highly active in patients with CLL or SLL and FL. Complete responses have already been observed in patients with both disease types, including CLL or SLL patients with high-risk features, despite a very short follow-up time,” commented Constantine Tam, MD, Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Centre, Director of Haematology at St. Vincent’s Hospital, Australia, and lead author of the presentation.

“We are very pleased to report initial results from our first combination trial with BGB-3111. The preliminary complete response rate in CLL and SLL, as well as the frequency and depth of responses in FL, appear to be favorable compared to reported data with BTK inhibitors or anti-CD20 antibodies alone. Given the depth and durability of BGB-3111 monotherapy activity in our trials to date, we look forward to seeing the combination data mature over time and plan to initiate late-stage trials of this combination in FL,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

On the basis of data presented on BGB-3111, BeiGene announced that it plans to expand its global registrational program for BGB-3111 to include a Phase 2 pivotal trial of BGB-3111 in combination with obinutuzumab compared to obinutuzumab alone in patients with R/R FL. In addition, based on data with BGB-3111 monotherapy presented earlier at this meeting, BeiGene is planning to initiate a Phase III trial comparing BGB-3111 with bendamustine plus rituximab in patients with TN CLL. These two additional trials will expand the late-stage clinical trial program for BGB-3111, which includes an ongoing global Phase 3 comparison trial with ibrutinib in Waldenström’s macroglobulinemia (WM) and single-arm pivotal trials in R/R CLL/SLL and R/R mantle cell lymphoma intended to support approval of BGB-3111 in China.

Summary of Results from the Ongoing Phase 1 Trial

The multi-center, open-label Phase 1 trial of BGB-3111 with obinutuzumab in patients with B-cell malignancies is being conducted in Australia and the United States and consists of a dose-escalation phase and a dose-expansion phase in disease-specific cohorts, which include TN or R/R CLL/SLL and R/R FL. The dose-escalation component is testing BGB-3111 at 320 mg once daily (QD) or 160 mg twice daily (BID) in 28-day cycles, in combination with obinutuzumab; obinutuzumab was administered in line with standard CLL dosing (three loading doses of 1000 mg weekly followed by 1000 mg on day one of cycles 2—6). The ongoing dose-expansion component is testing doses of BGB-3111 at 160 mg BID with the same obinutuzumab schedule. As of March 31, 2017, 45 patients with CLL/SLL and 17 patients with FL were enrolled in the trial.

At the time of the data cutoff of March 31, 2017, BGB-3111 was shown to be well tolerated in both CLL/SLL and FL. The most frequent adverse events (AEs) (>15%) of any attribution in CLL/SLL were petechiae/purpura/contusion (33%), neutropenia (31%), thrombocytopenia (22%), fatigue (18%), pyrexia (18%), upper respiratory tract infection (18%), and diarrhea (16%); all of these were grade 1 or 2 except for grade 3 or 4 neutropenia (20%) and grade 3 or 4 thrombocytopenia (4%). The most frequent AEs (>15%) in FL were petechiae/purpura/contusion (35%), fatigue (29%), cough (18%), diarrhea (18%), dizziness (18%), headache (18%), insomnia (18%), nausea (18%), and upper respiratory tract infection (18%); all of these were grade 1 or 2. Serious AEs occurred in 24% of both the CLL/SLL and FL patients. Infusion-related reactions occurred in 24% of CLL/SLL patients and 6% of FL patients; all cases were grade 1 or 2 except for one grade 4 case in a CLL/SLL patient. There were no cases of serious hemorrhage (> grade 3 hemorrhage or central nervous system hemorrhage of any grade) or atrial fibrillation. Only one patient discontinued treatment due to an AE, squamous cell carcinoma (SCC), and this patient had a prior history of SCC.

At the time of the data cutoff, 43 patients with CLL/SLL (18 TN, 25 R/R) and 15 patients with R/R FL had greater than 12 weeks of follow-up and were evaluable for efficacy. In TN CLL/SLL, after a median follow-up of 7.0 months (2.8—11.8 months), the overall response rate (ORR) was 89% with complete responses (CRs) in 22% and partial responses (PRs) in 67% of patients. Stable disease (SD) was observed in 11% of patients. In R/R CLL/SLL, at a median follow-up time of 8.0 months (3.8—14.0 months) the ORR was 92% with CRs in 16% and PRs in 76% of patients. SD was observed in 4% of patients. In R/R FL, at a median follow-up time of 6.2 months

(1.2—10.7 months), the ORR was 73% with CRs in 33% and PRs in 40% of patients. Stable disease was observed in 13% of patients. One patient with R/R CLL/SLL had progressive disease (Richter’s transformation), and two patients with R/R FL had progressive disease.

Investor Call and Webcast Information

BeiGene will host an investor call and webcast to discuss the data presented at 14-ICML and its development program.

Date & Time: Friday, June 16, 2017, 2:00 PM CEST (8:00 AM EDT, 8:00 PM China Standard Time)

Dial-in Numbers: 1-845-675-0437 or 1-866-519-4004 (US), 400-620-8038 or 800-819-0121 (China), +852 30186771 (Hong Kong), or +65 67135090 (International)

Conference ID Number: 33044427

A live webcast and replay will be available on BeiGene’s investor website http://ir.beigene.com/. The dial-in replay will be available approximately two hours after the conference and will be available for two days following the event. It can be accessed by dialing 1-646-254-3697 (US), 400-632-2162 (China), +852 30512780 (Hong Kong), or +61 2 8199 0299 (International).

About BGB-3111

BGB-3111 is a potent and highly selective investigational small molecule inhibitor of BTK (Bruton’s Tyrosine Kinase). BGB-3111 has demonstrated higher selectivity against BTK than ibrutinib (the only BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase I experience, and sustained 24-hour BTK occupancy in both the blood and the lymph node.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111 and our future development plans for BGB-3111, both as monotherapy and in combination with other agents. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com